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                            COLLECTION SERVICES AGREEMENT

     This Collection Services Agreement ("Agreement") is entered into and effective as of JANUARY 17, 1997 by and between UNITED MEDICORP, INC. with offices at 10210 N. Central Expressway, Suite 400, Dallas, Texas 75231 (hereinafter referred to as "Agency"), and PRESBYTERIAN HEALTHCARE SYSTEM on behalf of PRESBYTERIAN HOSPITAL OF DALLAS, with offices at 5750 Pineland, Suite 300, Dallas, Texas 75231 (hereinafter referred to as "Client").


                                      WITNESSETH

     WHEREAS, Client or Client's member hospitals may have unpaid accounts in the United States it desires Agency to collect from time to time; and

     WHEREAS, Agency is licensed to collect such unpaid accounts and desires to collect such accounts as may be referred by Client;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

1. SERVICE. Agency shall perform it's best efforts on the Client's behalf to exercise good judgement during the process of all collection procedures, being ever conscious of the sensitive nature of the Client's patient relations. Agency agrees to undertake the collection of outsourced accounts as Client decides to place with Agency for the purpose of collection, and to use due diligence and employ such lawful means, methods and procedures as in its judgement, discretion and experience it believes will best effect the collection of such accounts. Client shall submit to Agency only accounts that are legally enforceable. Agency shall not calculate or add interest to accounts placed with it for collections.

2. COMPROMISE SETTLEMENTS. Agency has a blanket consent from Client to settle any account for one hundred percent (100%) of the outstanding balance, but in no event is Agency obligated to settle or compromise any account. Should Agency accept a compromise settlement on an account of less than one hundred percent (100%) of the outstanding balance without first obtaining Client's approval, Agency shall reduce its contingency fee on such account as necessary to provide Client with the equivalent finds it would have received had he account been settled for one hundred percent (100%) of the outstanding balance.

3.   FEES.  Once placed with Agency for collection, Client agrees to pay Agency:

     EARLY OUT - SELF PAY
     6.5%      Contingency fee for the first 1,500,000 gross collections.
     8.5%      Contingency fee on 1,500,000 and above gross collections.
     BAD DEBT
     13.5%     Contingency Fee on Gross Collections
     2ND PLACEMENTS
     27%       Contingency Fee on Gross Collections

     Client shall advise Agency weekly of all payments received, from any source, on all accounts placed with Agency, including recalled accounts on which Agency is entitled to a fee as set forth in Paragraph 7.

4. PAYMENT. Client will pay all invoices from Agency within sixty (60) days of each invoice date. For late payments by Client, Agency reserves the right to charge and collect a service fee equal to the lesser of (a) one and one-half (1 1/2%) percent per month, or (b) the highest interest rate legally permitted.

     Client shall also be responsible for and shall pay or reimburse Agency for any sale or service taxes which may now or later be paid or payable by Client or Agency by virtue of the Agreement or the performance or any duty under this Agreement, excluding, however, taxes based upon the net income of Agency. Upon receipt of a valid tax exemption certificate from Client, Agency will honor the certificate to the extent permitted by law.

5. REPORTS. On a monthly basis, Agency shall provide Client with reports detailing collection activity and results during the preceding month.

6. ACCOUNT MEDIA AND INFORMATION. Client shall provide accounts to Agency by tape or other electronic format compatible with Agency's computer systems, or by other such means as may by mutually agreed upon between the parties.

     Client shall provide Agency with sufficient information about each account to allow it to properly perform its services.
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7.   RECALL OR RETURN OF ACCOUNTS. Client may recall any account referred to
     Agency. Agency shall return recalled accounts to Client as soon as reasonably practicable, but no more than five (5) days following receipt of notice of recall. Agency shall be entitled to its contingency fee for all payments made to Agency or Client on recalled accounts. However, for recalled accounts which Client subsequently turns over to third-party collection agency(ies) and such agency collects on such accounts, or if Client has not received any payment on an account within thirty (30) days after the date of recall. Agency shall not be entitled to a contingency fee on that account for payments made thereafter.

     Agency may return any account to Client, with or without cause, at any time; provided, however, should Agency receive any payment on accounts it elected to return to Client, Agency shall remit the total amount received to Client.

8. TERM OF AGREEMENT. This Agreement is for an initial term of six (6) months ("Initial Term"), commencing as of the date set forth above and shall continue upon the same terms and conditions as set forth herein for additional successive six month periods ("Renewal Term") until terminated by either party in accordance with Section 9., below.

9. TERMINATION. The Agreement may be terminated by either party with or without cause by providing thirty (30) days notice to the other party. Upon termination of this Agreement, Agency shall return all accounts to Client.

     If account media has been provided to Agency in a format other than tape or electronic media, Agency shall return such original media to Client upon the return of the accounts. Agency may retain copies of all such media for compliance, audit and accounting purposes; provided, however, Agency shall not engage in any collection activities on such accounts once returned to the Client, nor release any information obtained from such media to any third party.

10. INDEMNIFICATION. Agency agrees to indemnify and hold harmless Client from and against any and all direct damages which are reasonably incurred by Client and arising out of the acts of the or omissions of the agents, representatives or employees of Agency during the Initial Term and any Renewal Term. Conversely, Client agrees to indemnify and hold Agency harmless from and against any and all direct damages which are reasonably incurred by Agency and arising out of the acts or omissions of the agents, representatives or employees of Client between the Parties and supersedes all previous agreements, understandings and communications between the Parties. To be effective, any amendment or modification to this Agreement must be in writing and signed by duly authorized representatives of the Parties.

     during the Initial Term and any Renewal Term.

     Further, any and all liability, cost and expense (including attorney's fees) arising from or caused by the inaccurate, incomplete or erroneous transmission of information to Agency, including the forwarding of accounts not legally enforceable shall be the responsibility of the Client.

11. MISCELLANEOUS. This Agreement shall be subject to and governed by the laws of the State of Texas. Exclusive jurisdiction and venue of any action brought to enforce any provision of this Agreement shall be in the state or federal courts located in Dallas County, Texas.

     In the event any portion of this Agreement shall be determined to be invalid or unenforceable under any applicable law, such provision shall be deemed null and void and the remainder of the Agreement shall remain in full force and effect.

     Any notices that may be required pursuant to this Agreement shall be in writing and sent by certified mail, postage prepaid, return receipt requested, or delivery by hand, to the address set forth below or to such other address as the applicable party may provide to the other party in accordance with this notice provision. All notices shall be considered effective upon receipt.

     IF TO CLIENT:
     Presbyterian Healthcare System
     5750 Pineland, Suite 300
     Dallas, Texas 75231
     Attention: Jim Logsdon

     IF TO AGENCY:
     United Medicorp, Inc.
     10210 N. Central Expressway, Suite 400
     Dallas, Texas 75231
     Attention: B. Darrell Alsup

     Agency agrees to maintain the confidentiality of account information provided by Client and promises not to release such information to outside parties except as provided by law.

     The terms, provisions, covenants and conditions contained in this Agreement which by their terms, require their performance by Agency or by Client after the expiration or other termination of this Agreement (including, but not limited to the post-termination payment and indemnification obligations) shall be and remain enforceable notwithstanding such expiration or other termination of this Agreement of any reason whatsoever.

     This Agreement constitutes the entire agreement.


     IN WITNESS WHEREOF the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.


UNITED MEDICORP, INC.                     PRESBYTERIAN HEALTHCARE SYSTEM


BY: /s/ Darrell Alsup                     BY: James D. Logsdon
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   Darrell Alsup/Regional Sales Manager       James D. Logsdon, Direcotor P.F.S.
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